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MIRACOR DIAGNOSTICS REPORTS 2ND QUARTER RESULTS;
ANNOUNCES OPENING OF 15TH CENTER

SAN DIEGO--August 14, 2003--Miracor Diagnostics, Inc. (OTCBB: MRDG) reported net revenue of $4,895,319 for the three months ended June 30, 2003, a 67% increase compared to net revenue of $2,932,385 for the same period in 2002. Net loss was $323,416 ($0.02 per share) compared to net income of $174,590 ($0.01 per share) in 2002.

For the six months ended June 30, 2003, net revenue was $9,201,789 and net loss was $795,198 ($0.05 per share). This compares to net revenue of $5,664,036 and net income of $302,830 ($0.02 per share) for the six months ended June 30, 2002.

Miracor also announced the opening of its 15th diagnostic imaging center in Santa Barbara, California. The center has opened with a Hitachi Airis II MRI scanner and is Miracor's 5th center in Southern California.

"We look forward to expanding our presence in Southern California with the opening of our Santa Barbara center," stated M. Lee Hulsebus, Miracor's CEO. "The net loss during the current period primarily relates to the major steps the Company has taken in establishing increased market share including December's acquisitions/start-ups and the recent opening of the Santa Barbara center. We improved our overall performance in this latest quarter and we anticipate continued improvement during the last half of the year."

                    Miracor Diagnostics Inc. and Subsidiaries
                      Consolidated Statements of Operations
                                   (unaudited)

                        Three  Months ended June 30,   Six Months Ended June 30,
                             2003          2002          2003           2002
                         ------------  ------------  ------------  ------------
Net revenues             $ 4,895,319   $ 2,932,385   $ 9,201,789   $ 5,664,036
Net income (loss)        $  (323,416)  $   174,590   $  (795,198)  $   302,830
Basic and diluted EPS    $     (0.02)  $      0.01   $     (0.05)  $      0.02

Miracor's primary lender, who is the holder of the line of credit which is collateralized by the Company's receivables, on August 13, 2003 disclosed that it plans to file for bankruptcy protection. The impact, if any, of such a filing on the operations of Miracor is not known at this time.

ABOUT THE COMPANY
Miracor Diagnostics, Inc. is focused on the acquisition, development and operation of diagnostic imaging centers. The company operates the following 15 diagnostic imaging centers:

CALIFORNIA         FLORIDA              ILLINOIS         OHIO           OREGON
Laguna Niguel      Jacksonville (2)     Carol Stream     Perrysburg     Coos Bay
Long Beach (2)     Kissimmee            Oak Brook        Sylvania
Newport Beach      Orlando              Woodridge
Santa Barbara

For more information, visit www.miracor.net.
                            ---------------

THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS RELEASE ARE BASED UPON VARIOUS ASSUMPTIONS, AND CERTAIN RISKS AND UNCERTAINTIES COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED. FACTORS THAT COULD CAUSE SUCH DIFFERENCES INCLUDE THOSE MATTERS DISCLOSED IN THE COMPANY'S FILINGS WITH THE SECURITIES EXCHANGE COMMISSION (SEC). MIRACOR DIAGNOSTICS INC. ASSUMES NO OBLIGATION TO UPDATE ITS FORWARD-LOOKING STATEMENTS.

CONTACT:
MIRACOR DIAGNOSTICS, INC. (858) 455-7127
    M. LEE HULSEBUS, CHAIRMAN AND CEO, EXT. 11
    ROSS SEIBERT, CFO, EXT. 13